EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770

May 12, 2005

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE:     LDG, Inc.

Gentlemen:

I have acted as counsel for LDG, Inc., a Nevada company (the Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 9,680,000 common shares of $0.00001 of the Company (the "Shares") at a price of $0.01 per share.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as originals of all documents submitted to me as copies. I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

Securities and Exchange Commission
RE:     LDG, Inc.
May 12, 2005

Based upon and subject to the foregoing, I am of the opinion that under Nevada law, including the Nevada Constitution, all applicable statutory provisions, and reported judicial decisions interpreting those laws:

1. The Company is a corporation duly organized and validly existing under the laws of Nevada.

2. The Shares to be sold as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the prospectus made part of the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without my prior written consent.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak